Exhibit 99.1

SAFETY ANNOUNCES SECOND QUARTER 2020 RESULTS AND DECLARES THIRD QUARTER 2020 DIVIDEND

Boston, Massachusetts, August 5, 2020. Safety Insurance Group, Inc. (NASDAQ:SAFT) (“the Company”) today reported second quarter 2020 results. Net income for the quarter ended June 30, 2020 was $42.5 million, or $2.78 per diluted share, compared to net income of $25.9 million, or $1.68 per diluted share, for the comparable 2019 period. Net income for the six months ended June 30, 2020 was $40.5 million, or $2.64 per diluted share, compared to net income of $55.9 million, or $3.63 per diluted share, for the comparable 2019 period. Non-generally accepted accounting principles (“non-GAAP”) operating income, as defined below, for the quarter ended June 30, 2020 was $1.95 per diluted share, compared to $1.47 per diluted share, for the comparable 2019 period. Non-GAAP operating income for the six months ended June 30, 2020 was $3.52 per diluted share, compared to $2.83 per diluted share, for the comparable 2019 period.

Safety’s book value per share increased to $53.95 at June 30, 2020 from $52.55 at December 31, 2019, primarily as a result of net income and an increase in unrealized gains, partially offset by dividends paid and the purchase of treasury shares during the six months ended June 30, 2020. During the three and six months ended June 30, 2020 the Company purchased 158,552 and 301,844 shares, respectively, on the open market at a cost of $11.8 million and $22.1 million, respectively. Safety paid $0.90 per share in dividends to investors during the quarter ended June 30, 2020 compared to $0.80 per share in dividends to investors during the quarter ended June 30, 2019. Safety paid $3.40 per share during the year ended December 31, 2019.

During this challenging time, the Company has continued to take many actions that address the health and well-being of our employees while still serving the needs of our agents and insureds. Beginning in March 2020, the global pandemic associated with the novel coronavirus COVID-19 (“COVID-19”) and related economic conditions caused significant economic effects including temporary closures of many businesses and reduced consumer activity due to shelter-in-place, stay-at-home and other governmental actions.

During the second quarter of 2020, the Company announced the Safety Personal Auto Relief Credit, a 15% policyholder credit, representing $17.7 million in total premium which was applied to personal auto policies for the months of April, May and June. This entire activity was booked as an adjustment to premiums during the second quarter of 2020. Additionally, as part of our efforts to assist policyholders, the Company instituted a moratorium on policy cancellations and assessment of various fees during the three months ended June 30, 2020 which resulted in a decrease in finance and other service income of $0.8 million to $3.3 million from $4.1 million for the comparable 2019 period.

Direct written premiums for the quarter ended June 30, 2020 decreased by $28.3 million, or 12.1%, to $205.3 million from $233.6 million for the comparable 2019 period. Direct written premiums for the six months ended June 30, 2020 decreased by $34.4 million, or 7.9% to $402.6 million from $437.0 million for the comparable 2019 period. The 2020 decrease reflects the personal auto premium relief as described above. In addition, the decrease is also attributable to our commercial automobile line of business and is a result of changes made by Commonwealth Automobile Reinsurers (“CAR”) to eligibility requirements which impacted the number of policies that we handle as a Servicing Carrier to the ceded pool. This resulted in a commensurate decrease in ceded written premium to and assumed from these programs.

Net written premiums for the quarter ended June 30, 2020 decreased by $19.6 million, or 9.0%, to $197.7 million from $217.3 million for the comparable 2019 period. Net written premiums for the six months ended

June 30, 2020 decreased by $20.6 million, or 5.0%, to $386.6 million from $407.2 million for the comparable 2019 period. Net earned premiums for the quarter ended June 30, 2020 decreased by $14.5 million, or 7.4%, to $181.9 million from $196.4 million for the comparable 2019 period. Net earned premiums for the six months ended June 30, 2020 decreased by $11.2 million, or 2.8%, to $379.7 million from $390.9 million for the comparable 2019 period. The decreases in both periods are a result of the premium relief as described above.

The pandemic has resulted in fewer cars on the road, resulting in a decrease in frequency, primarily in our private passenger automobile line of business. As a result, for the quarter ended June 30, 2020, loss and loss adjustment expenses incurred decreased by $31.4 million, or 25.7%, to $91.0 million from $122.4 million for the comparable 2019 period. For the six months ended June 30, 2020, loss and loss adjustment expenses incurred decreased by $36.7 million, or 14.8%, to $211.7 million from $248.4 million for the comparable 2019 period. Loss, expense, and combined ratios calculated under U.S. generally accepted accounting principles for the quarter ended June 30, 2020 were 50.0%, 34.9%, and 84.9%, respectively, compared to 62.3%, 31.0%, and 93.3%, respectively, for the comparable 2019 period. Loss, expense, and combined ratios calculated under U.S. generally accepted accounting principles for the six months ended June 30, 2020 were 55.7%, 33.3%, and 89.0%, respectively, compared to 63.5%, 31.0%, and 94.5%, respectively, for the comparable 2019 period. Total prior year favorable development included in the pre-tax results for the quarter ended June 30, 2020 was $9.7 million compared to $10.4 million for the comparable 2019 period. Total prior year favorable development included in the pre-tax results for the six months ended June 30, 2020 was $19.3 million compared to $22.3 million for the comparable 2019 period.

The increase in the expense ratios in the respective periods is partially driven by costs associated with various system modernization in our claims, billing and underwriting areas, a reduction in certain expense allowances offered under the Servicing Carrier program that have decreased with the related written premium as noted above and an increase in contingent commission expense. Furthermore, the loss, expense and combined ratios in both periods reflect a lower earned premium base in their respective ratio calculations due to the premium relief efforts noted above.

Net investment income for the quarter ended June 30, 2020 decreased by $0.7 million, or 6.2%, to $9.9 million from $10.6 million for the comparable 2019 period. Net investment income for the six months ended June 30, 2020 decreased by $1.7 million, or 7.6%, to $20.6 million from $22.3 million for the comparable 2019 period. The decrease in net investment income for the quarter ended June 30, 2020 is a result of lower yields on our fixed maturities, specifically bank loans, as well as a decrease in interest income on our partnership investments. The decrease for the six months ended June 30, 2020 is a result of fixed maturity amortization resulting from prepayment activity on certain residential mortgage-backed securities. Net effective annualized yield on the investment portfolio for the quarter ended June 30, 2020 was 2.9% compared to 3.2% for the comparable 2019 period. Net effective annualized yield on the investment portfolio for the six months ended June 30, 2020 was 3.0% compared to 3.3% for the comparable 2019 period. Our duration on fixed maturities was 3.3 years at June 30, 2020 and December 31, 2019.

On August 5, 2020, our Board of Directors approved a $0.90 per share quarterly cash dividend on its issued and outstanding common stock payable on September 15, 2020 to shareholders of record at the close of business on September 1, 2020.

Non-GAAP Measures

Management has included certain non-GAAP financial measures in presenting the Company’s results. Management believes that these non-GAAP measures better explain the Company’s results of operations and allow for a more complete understanding of the underlying trends in the Company’s business. These measures should not be viewed as a substitute for those determined in accordance with generally accepted accounting principles (“GAAP”). In addition, our definitions of these items may not be comparable to the definitions used by other companies.

Non-GAAP operating income and non-GAAP operating income per diluted share consist of our GAAP net income adjusted by the net realized (losses) gains on investments, net impairment losses on investments, change in net unrealized gains on equity investments, credit loss expense and taxes related thereto. For the quarter ended June 30, 2020, an increase of $16.8 million for the change in unrealized gains on equity securities was recognized within income before income taxes, compared to $3.8 million recognized in the comparable 2019 period. For the six months ended June 30, 2020, a decrease of $13.2 million for the change in unrealized gains on equity securities was recognized in income before income taxes, compared to an increase of $15.6 million recognized in the comparable 2019 period. Net income and earnings per diluted share are the GAAP financial measures that are most directly comparable to non-GAAP operating income and non-GAAP operating income per diluted share, respectively. A reconciliation of the GAAP financial measures to these non-GAAP measures is included in the financial highlights below.

About Safety: Safety Insurance Group, Inc., based in Boston, MA, is the parent of Safety Insurance Company, Safety Indemnity Insurance Company, and Safety Property and Casualty Insurance Company. Operating exclusively in Massachusetts, New Hampshire, and Maine, Safety is a leading writer of property and casualty insurance products, including private passenger automobile, commercial automobile, homeowners, dwelling fire, umbrella and business owner policies.

Additional Information: Press releases, announcements, U. S. Securities and Exchange Commission (“SEC”) Filings and investor information are available under “About Safety,” “Investor Information” on our Company website located at www.SafetyInsurance.com. Safety filed its December 31, 2019 Form 10-K with the SEC on February 28, 2020 and urges shareholders to refer to this document for more complete information concerning Safety’s financial results.

Contacts:

Safety Insurance Group, Inc.

Office of Investor Relations

877-951-2522

InvestorRelations@SafetyInsurance.com

Cautionary Statement under "Safe Harbor" Provision of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Safety may from time to time make, written or oral "forward-looking statements" within the meaning of the U.S. federal securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “aim,” “projects,” or words of similar meaning and expressions that indicate future events and trends, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, expenditures and financial results, are forward-looking statements.

Forward-looking statements are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. There are a number of factors, many of which are beyond our control, that could cause actual future conditions, events, results or trends to differ significantly and/or materially from historical results or those projected in the forward-looking statements. These factors include but are not limited to:

●	The competitive nature of our industry and the possible adverse effects of such competition;
●	Conditions for business operations and restrictive regulations in Massachusetts;
●	The possibility of losses due to claims resulting from severe weather;
●	The possibility that the Commissioner of Insurance may approve future Rule changes that change the operation of the residual market;

●	Our possible need for and availability of additional financing, and our dependence on strategic relationships, among others;
●	The effects of emerging claim and coverage issues on the Company’s business are uncertain, and court decisions or legislative or regulatory changes that take place after the Company issues its policies, including those taken in response to COVID-19 (such as requiring insurers to cover business interruption claims irrespective of terms or other conditions included in the policies that would otherwise preclude coverage), can result in an unexpected increase in the number of claims and have a material adverse impact on the Company's results of operations;
●	The impact of COVID-19 and related risks, including on the Company's employees, agents or other key partners, could materially affect the Company's results of operations, financial position and/or liquidity; and
●	Other risks and factors identified from time to time in our reports filed with the SEC, such as those set forth under the caption “Risk Factors” in our Form 10-K for the year ended December 31, 2019 filed with the SEC on February 28, 2020.

We are not under any obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise. You should carefully consider the possibility that actual results may differ materially from our forward-looking statements.

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	June 30,	December 31,
	2020	2019
	(Unaudited)
Assets
Investments:
Fixed maturities, available for sale, at fair value (amortized cost: $1,168,666 and $1,192,357, allowance for expected credit losses of $2,471 at June 30, 2020)	$1,219,714	$1,228,040
Equity securities, at fair value (cost: $164,991 and $151,121)	178,347	177,637
Other invested assets	35,526	37,278
Total investments	1,433,587	1,442,955
Cash and cash equivalents	44,757	44,407
Accounts receivable, net of allowance for credit losses of $914 at June 30, 2020	199,356	193,369
Receivable for securities sold	2,523	1,784
Accrued investment income	8,000	8,404
Taxes recoverable	411	1,003
Receivable from reinsurers related to paid loss and loss adjustment expenses	16,018	11,319
Receivable from reinsurers related to unpaid loss and loss adjustment expenses	116,378	122,372
Ceded unearned premiums	26,073	35,182
Deferred policy acquisition costs	77,350	74,287
Equity and deposits in pools	34,118	29,791
Operating lease right-of-use-assets	33,092	33,998
Other assets	27,251	23,798
Total assets	$2,018,914	$2,022,669

Liabilities
Loss and loss adjustment expense reserves	$599,747	$610,566
Unearned premium reserves	440,007	442,219
Accounts payable and accrued liabilities	60,518	75,016
Payable for securities purchased	7,451	6,377
Payable to reinsurers	11,794	12,911
Deferred income taxes	4,413	5,717
Debt	30,000	—
Operating lease liabilities	33,092	33,998
Other liabilities	14,914	27,459
Total liabilities	1,201,936	1,214,263

Shareholders’ equity
Common stock: $0.01 par value; 30,000,000 shares authorized; 17,724,866 and 17,662,779 shares issued	177	177
Additional paid-in capital	206,130	202,321
Accumulated other comprehensive income, net of taxes	42,302	28,190
Retained earnings	674,349	661,553
Treasury stock, at cost: 2,581,414 and 2,279,570 shares	(105,980)	(83,835)
Total shareholders’ equity	816,978	808,406
Total liabilities and shareholders’ equity	$2,018,914	$2,022,669

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(Dollars in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Net earned premiums	$181,902	$196,426	$379,797	$390,917
Net investment income	9,916	10,574	20,626	22,325
(Losses) earnings from partnership investments	(3,449)	735	(2,110)	1,570
Net realized (losses) gains on investments	(721)	483	(1,352)	319
Change in net unrealized gains on equity investments	16,828	3,754	(13,160)	15,555
Net impairment losses on investments (a)	—	(54)	—	(274)
Credit loss expense	39	—	(2,471)	—
Finance and other service income	3,255	4,084	7,484	8,169
Total revenue	207,770	216,002	388,814	438,581

Losses and loss adjustment expenses	90,974	122,393	211,720	248,420
Underwriting, operating and related expenses	63,514	60,908	126,596	121,342
Interest expense	130	23	177	45
Total expenses	154,618	183,324	338,493	369,807

Income before income taxes	53,152	32,678	50,321	68,774
Income tax expense	10,658	6,744	9,817	12,894
Net income	$42,494	$25,934	$40,504	$55,880

Earnings per weighted average common share:
Basic	$2.80	$1.70	$2.66	$3.66
Diluted	$2.78	$1.68	$2.64	$3.63

Cash dividends paid per common share	$0.90	$0.80	$1.80	$1.60

Number of shares used in computing earnings per share:
Basic	15,120,039	15,220,822	15,175,409	15,181,034
Diluted	15,237,295	15,346,234	15,292,186	15,326,121

(a) No portion of the other-than-temporary impairments recognized in the period indicated were included in Other Comprehensive Income for the period ended June 30, 2019.

Reconciliation of Net Income to Non-GAAP Operating Income

Net income	$42,494	$25,934	$40,504	$55,880
Exclusions from net income:
Net realized losses (gains) on investments	721	(483)	1,352	(319)
Change in net unrealized gains on equity investments	(16,828)	(3,754)	13,160	(15,555)
Net impairment losses on investments	-	54	-	274
Credit loss expense	(39)	-	2,471	-
Income tax expense (benefit) on exclusions from net income	3,391	878	(3,566)	3,276
Non-GAAP operating income	$29,739	$22,629	$53,921	$43,556

Net income per diluted share	$2.78	$1.68	$2.64	$3.63
Exclusions from net income:
Net realized losses (gains) on investments	0.05	(0.03)	0.09	(0.02)
Change in net unrealized gains on equity investments	(1.10)	(0.24)	0.86	(1.01)
Net impairment losses on investments	-	-	-	0.02
Credit loss expense	-	-	0.16	-
Income tax expense (benefit) on exclusions from net income	0.22	0.06	(0.23)	0.21
Non-GAAP operating income per diluted share	$1.95	$1.47	$3.52	$2.83

Safety Insurance Group, Inc. and Subsidiaries

Additional Premium Information

(Unaudited)

(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Written Premiums
Direct	$205,301	$233,595	$402,647	$436,982
Assumed	7,128	8,175	15,106	16,420
Ceded	(14,693)	(24,485)	(31,059)	(46,179)
Net written premiums	$197,736	$217,285	$386,694	$407,223

Earned Premiums
Direct	$192,945	$210,334	$403,096	$417,642
Assumed	7,767	8,213	16,869	17,528
Ceded	(18,810)	(22,121)	(40,168)	(44,253)
Net earned premiums	$181,902	$196,426	$379,797	$390,917